EXHIBIT 10.1

Instil Bio, Inc.

April 14, 2023
Sumita Ray
Via Hand-Delivery / E-Mail

Re: Separation Agreement
Dear Sumita:
This letter sets forth the terms of the separation agreement (the “Agreement”) that Instil Bio, Inc. (the “Company”) is offering to aid in your employment transition.
1.Separation. Your last day of work with the Company and your employment termination date will be May 9, 2023 (the “Separation Date”). Between the date of this Agreement and the Separation Date, (the “Transition Period”), you will remain in your current role and will continue to perform your regular duties as an at-will employee of the Company. During the Transition Period, you agree to transition these duties and responsibilities and perform other tasks as requested by the Company. You agree to perform your Transition Period services in good faith and to the best of your abilities. You must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Employee Confidential Information and Inventions Assignment Agreement. During the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs.
2.Final Pay. On or shortly after the Separation Date, the Company will pay you all accrued salary and all accrued and unused PTO earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.
3.Severance Payment. If you timely sign this Agreement, allow it to become effective, and comply with your obligations under it (collectively, the “Severance Preconditions”), then the Company will pay you, as severance, the equivalent of twelve (12) months of your base salary in effect as of the Separation Date (in the total amount of $493,500), subject to standard payroll deductions and withholdings. This amount will be paid in approximately equal installments beginning on the Company’s first regularly scheduled payroll date that occurs at least one week after the later of (i) Effective Date (as defined below) and (ii) the Separation Date, with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter.
4.Health Insurance. Your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional severance benefit, provided that you satisfy the Severance Preconditions and timely elect continued coverage under COBRA, the Company shall pay directly for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on the earliest to occur of: (a) the last day of the month in which the twelve (12) month anniversary of the Separation Date occurs; (b) the date you become eligible for group health insurance coverage through a new employer; or (c) the date you cease to be eligible for COBRA coverage for any reason (the “COBRA Premiums”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law, then the Company instead shall pay you a fully taxable cash payment equal to the remaining COBRA Premiums due under this Section, subject to applicable tax withholdings, which you may, but are not obligated to, use toward the cost of COBRA premiums. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the time that the Company is providing the COBRA Premiums, you must immediately notify the Company of such event.
5.Equity Awards. You were granted certain options to purchase shares of the Company’s common stock (the “Options”), pursuant to the Company’s applicable equity incentive plan, individual stock option grant notices and related agreements (collectively, the “Equity Documents”). As additional Severance Benefits, subject to satisfaction of the Severance Preconditions: the Company will: (a) accelerate vesting of a number of shares subject to the Options equal to the number of shares that would have satisfied the time-based vesting conditions in accordance with the applicable vesting schedule if you had remained in service with the Company for an additional six (6) months following the Separation Date (based upon months of service and not the occurrence of corporate events or milestones); and (b) extend the post-termination exercise period in which you can exercise any vested portion of the Options until 365 days following your Separation Date. Except as expressly set forth in this paragraph, your Options and all other equity interests, including your rights to exercise vested stock options (if any), will continue to be governed by the terms of the Equity Documents.
6.No Other Compensation or Benefits. You acknowledge and agree that: the benefits provided in this Agreement are in lieu of the severance benefits provided in Section 6 of the employment agreement between you and the Company dated April 18, 2022 (the “Employment Agreement”); in providing you with the benefits contained this in this Agreement the Company has fully satisfied any obligation it has to you to provide you with any severance benefits pursuant to the Employment Agreement or any other severance plan, program, or agreement; and this Agreement supersedes your eligibility for and entitlement to severance benefits under the Employment Agreement and any other agreement, plan, or policy, and such eligibility and entitlement is hereby extinguished. You further acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, vacation, incentive compensation, commissions or equity not specifically provided for in this Agreement.

7.Expense Reimbursements. You agree that, within thirty days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. The Company further agrees to reimburse you up to $150,000 in the aggregate (including with respect to such expenses as may be incurred after the Separation Date) for the relocation and related expenses incurred by you pursuant to Section 2.5 of the Employment Agreement upon presentation of receipts reflecting such expenses.
8.Return of Company Property. Within five days after the Separation Date or earlier if requested by the Company, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, Company device and account login and password information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five business days after the Separation Date or earlier if requested by the Company, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your entitlement to and receipt of the severance benefits provided hereunder are expressly conditioned upon your return of all Company property as set forth in this paragraph.
9.Proprietary Information Obligations. You acknowledge and reaffirm your obligations under your signed Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.
10.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may make such statements and disclosures as set forth in the section of this Agreement entitled “Protected Rights.” In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor.

11.Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.”
12.No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.
13.Release of Claims.
a.General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”). You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
b.Scope of Release. The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the decision to terminate that employment; (b) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, sick time, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract (including without limitation breach of the Employment Agreement), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the

California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), the California Family Rights Act, the Arizona Civil Rights Act (as amended), the Arizona Employment Protection Act, the Arizona Wage Payment Law, the Arizona Equal Wages Act, the Arizona Minimum Wage Law, the Arizona “Right to Work Act,” the Drug Testing of Employees Act, the Arizona Workplace Harassment Law, the Arizona Occupational Health and Safety Act, the Arizona Medical Marijuana Act, the Arizonians with Disabilities Act, the Texas Human Rights Act, and the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act).
c.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one days to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
d.Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification either party may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (b) any rights which cannot be waived as a matter of law; (c) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (d) any claims for breach of this Agreement.
e.Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.
14.Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
15.Section 409A. All payments and benefits provided under this Agreement are intended to satisfy the requirements for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, such payments and benefits are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. For purposes of Section 409A, any installment payments provided under this Agreement will each be treated as a separate payment. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under the this Agreement is determined to be subject to (and not exempt from) Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event will any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment will only be made if such termination constitutes a “separation from service” under Section 409A.
16.Representations. You hereby represent that, except for additional compensation or relocation expenses that are expressly included in this Agreement, you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
17.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
18.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
19.Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.
[Signature Page to Follow]

If this Agreement is acceptable to you, please sign and date below within 21 days, and send me the fully signed Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.
We wish you the best in your future endeavors.
Sincerely,
Instil Bio, Inc.

By: /s/ Bronson Crouch
Bronson Crouch
Chief Executive Officer

Understood and Agreed:

/s/ Sumita Ray
Sumita Ray

April 14, 2023_______________________________
Date

Exhibit A

Employee Confidential Information and Inventions Assignment Agreement